Exhibit 99.1
SI-BONE, Inc. Provides Business Update in Response to COVID-19 Pandemic

SANTA CLARA, Calif. April 2, 2020 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today provided an update on the actions it is taking to support patients, customers, and employees while maintaining business continuity in response to the coronavirus (COVID-19) pandemic.

•Protecting Employees and Others: To reduce the risk to SI-BONE employees and their families from potential exposure to COVID-19, all employees in the Santa Clara office and in other office locations have been required to work from home, with the exception of those related to manufacturing order fulfillment and select others, based on local restrictions and guidance. SI-BONE has also restricted non-essential business travel, and urged employees to restrict personal travel, to protect the health and safety of its employees, patients and customers.

•Continuing Operations and Clinical Support: Consistent with applicable exceptions, SI-BONE is maintaining streamlined assembly, distribution and other related processes in order to continue providing products to its customers. Specific protocols have been designed and implemented in order to minimize contact time among employees working on site. Where healthcare operations have been impacted, the sales team is supporting healthcare providers via telephone and online technologies, until conditions permit resumption of healthcare operations.

•Curtailing Operating Expenses: Until the Company has more clarity on the extent and duration of the impact from COVID-19, SI-BONE has taken pre-emptive steps to curtail spending, including implementing hiring restrictions, eliminating discretionary spending, reducing executive salaries, reducing capital expenditures, reducing non-essential marketing expenses, and delaying clinical research projects.

•Expanding Product Utility: On March 31, the Company received FDA 510(k) clearance for an expanded indication for the iFuse Implant System to support the Company’s trauma program. The new indication applies to acute, non-acute, and non-traumatic fractures involving the sacroiliac joint. The Company will be launching its trauma marketing initiative in the United States in Q2 2020.

"Our immediate priority amidst this pandemic is the health and safety of our employees, customers and patients, so we acted quickly ahead of the shelter at home orders. We also acted to minimize business disruption, ensure we can continue supporting physicians, and reduce spending in areas not critical to patient care to ensure we have financial flexibility,” said Jeffrey Dunn, President, CEO and Chairman. "While our business will be materially impacted over the short-term by hospitals temporarily suspending elective surgical procedures, we have a strong balance sheet and are well positioned to provide our solutions to physicians and patients when procedures resume and over the long term.”

Balance Sheet Update
As of March 31, 2020, the Company had over $145 million in cash and marketable securities.

Update to 2020 Financial Guidance
Due to the evolving environment and continued uncertainties from the impact of COVID-19, SI-BONE is withdrawing its previously announced guidance for the full year 2020 which was issued on March 9, 2020. Management will provide additional information during its earnings conference call regarding first quarter results.

About SI-BONE
SI-BONE is a medical device company that pioneered minimally invasive surgery of the SI joint with the iFuse Implant System. Studies have shown that the SI joint can be a source of pain in 15% to 30% of chronic low back pain. The iFuse Implant™, commercially available since 2009, is the only SI joint fusion device supported by multiple prospective clinical studies, including two randomized controlled trials, showing improved pain, patient function and quality of life resulting from treatment. There are over 80 peer-reviewed publications demonstrating the safety, durable effectiveness, and biomechanical and economic benefits unique to the iFuse Implant (www.si-bone.com/results). This body of evidence has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with the iFuse Implant System.

The iFuse Implant System is intended for sacroiliac fusion for conditions including sacroiliac joint dysfunction that is a direct result of sacroiliac joint disruption and degenerative sacroiliitis. This includes conditions whose symptoms began during pregnancy or in the peripartum period and have persisted postpartum for more than 6 months. The iFuse Implant System is also intended for sacroiliac fusion to augment stabilization and immobilization of the sacroiliac joint in skeletally mature patients undergoing sacropelvic fixation as part of a lumbar or thoracolumbar fusion. There are potential risks associated with the iFuse Implant System. It may not be appropriate for all patients and all patients may not benefit.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com.

Forward-Looking Statements
The statements in this press release regarding expectations of future events or results, including SI-BONE’s belief that it has sufficient cash balance to fund operations through 2021, are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include the impact the current COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System, the duration of the COVID-19 pandemic, whether the COVID-19 pandemic will recur in the future, and SI-BONE's ability to increase demand for iFuse, expand geographically, and obtain favorable coverage and reimbursement determinations from third-party payors. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 11, 2020 and available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact:
Lynn Lewis or Carrie Mendivil
investors@SI-BONE.com